EXHIBIT 99.1

Exide Technologies Reports Fiscal 2010 Fourth Quarter and Full Year Results

-- Strong Fourth Quarter Performance Leads to Improved Fiscal Year Results --

-- Company Sees Higher Adjusted EBITDA in Fiscal 2011 First Quarter --

MILTON, Ga., June 2, 2010 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2010 fourth quarter and full year financial results, for the periods ended March 31, 2010.

Highlights of Fiscal 2010 Fourth Quarter and Full Year Results:

  Net sales for the fiscal 2010 fourth quarter of $714.7 million compared to $654.3 million in the prior year quarter on 8.4% lower volumes; fiscal year 2010 net sales decreased 19.2% from fiscal year 2009 on 18% lower volumes;
  Gross margin for the fiscal 2010 fourth quarter was 20.1% compared to 18.4% in the prior year period; fiscal year 2010 gross margin was 20.0% increasing 150 basis points over the prior fiscal year;
  Net income for the fiscal 2010 fourth quarter was $40.4 million or $0.53 per share as compared to a net loss of $64.4 million or ($0.85) per share in the fiscal 2009 fourth quarter; fiscal year 2010 net loss of $11.8 million or ($0.16) per share compared to a net loss of $69.5 million or ($0.92) per share in the prior year period; and
  Net cash provided by operating activities for fiscal year 2010 was $109.2 million compared to $120.5 million for the prior fiscal year; fiscal 2010 includes the impact of funding restructuring initiatives in the amount of $86.4 million.

Commenting on the Company's Fiscal 2010 performance, Gordon A. Ulsh, Chief Executive Officer, said, "Like so many global industrial manufacturers, conditions in the markets we serve were far from ideal over the past twelve months. That said, we are encouraged by the meaningful improvement in our financial results in the fourth quarter and proud of the critical operational milestones achieved during the year, including the continued progress in our ongoing cost reduction and efficiency enhancement initiatives, as well as our effort to eliminate legacy excess capacity, principally in Europe."

Fourth Quarter Consolidated Results

Fiscal 2010 fourth quarter consolidated net sales were $714.7 million, compared to net sales of $654.3 million in the fiscal 2009 fourth quarter. Net sales in the fiscal 2010 period were positively impacted by foreign currency translation ($34.4 million), price increases due to a 92% rise in average lead prices quarter over quarter ($78.2 million) offset by overall lower unit volumes and product mix ($52.2 million). The lower volume resulted in an approximate 8.4% reduction in unit sales and was driven by lower original equipment builds in the Motive Power channels, lower capital spending in the Network Power channels and softer aftermarket volumes in Transportation Americas.

Consolidated net income for the fiscal 2010 fourth quarter was $40.4 million or $0.53 per share compared to a net loss for the fiscal 2009 fourth quarter of $64.4 million or ($0.85) per share. The results for these comparable periods were impacted by the following items:

  The fiscal 2010 fourth quarter results include restructuring and related asset impairment charges of $15.2 million, net of tax, or ($0.20) per share ($16.7 million pre-tax). This amount compares with net of tax restructuring charges in the fourth quarter of the prior fiscal year in the amount of $51.7 million or ($0.68) per share ($53.5 million pre-tax). The prior year charges are principally the result of the closure of our Auxerre, France transportation manufacturing facility.
  The results of the fiscal 2010 fourth quarter include currency remeasurement losses, net of tax, in the amount of $3.7 million or ($0.05) per share ($7.0 million pre-tax), while the results of the fiscal 2009 fourth quarter include currency remeasurement losses of $5.9 million, net of tax, or ($0.08) per share ($8.5 million pre-tax).
  The fiscal 2010 fourth quarter includes an unrealized gain from revaluation of warrants liability in the amount of $0.3 million or $0.00 per share while the fiscal 2009 fourth quarter contains an unrealized gain from revaluation of warrants liability of $0.5 million or $0.01 per share. Unrealized gains and losses from revaluation of warrants liability are not subject to income taxes.
  The fiscal 2010 fourth quarter includes reorganization items in the amount of $0.2 million or ($0.00) per share ($0.4 million pre-tax) compared to the fiscal 2009 period of $0.6 million or ($0.01) per share ($0.9 million pre-tax).
  The fiscal 2010 fourth quarter tax benefit was positively impacted by $21.7 million or $0.29 per share due to valuation allowance decreases, principally in the U.S. This compares with $14.4 million or ($0.19) per share charge for valuation allowance increases in the fiscal 2009 fourth quarter.

Excluding the impact of the above described items, adjusted net income for the fiscal 2010 fourth quarter was $37.5 million or $0.49 per share. This compares with adjusted net income for the comparable prior year period of $7.7 million or $0.11 per share. A reconciliation of net income or loss and net income or loss per share to adjusted net income or loss and adjusted net income or loss per share is provided as an attachment to this release.

Consolidated Adjusted EBITDA for the fiscal 2010 fourth quarter was $56.2 million as compared with Adjusted EBITDA of $40.4 million in the prior fiscal year fourth quarter. Gross profit increased by $23.0 million in comparison to the prior fiscal year fourth quarter on lower volume, and as a percent of net sales, margins increased to 20.1% in the fiscal 2010 fourth quarter, compared to 18.4% in the prior year period, a 170 basis point margin improvement.

Selling, general and administrative expenses for the fiscal 2010 fourth quarter increased approximately 5% to $112.3 million versus the comparable prior year period of $107.0 million. The increase is primarily the result of foreign currency translation.

Net interest expense decreased approximately 11.7% or $2.0 million to $15.1 million in the fiscal 2010 fourth quarter as compared to $17.1 million in the fiscal 2009 fourth quarter; a result of lower average net debt and the favorable impact of lower interest rates. At March 31, 2010, net debt decreased to $569.9 million from $588.7 million at March 31, 2009.

Fiscal 2010 Full Year Consolidated Results

The Company reported a net loss for fiscal 2010 of $11.8 million or ($0.16) per share, compared to a net loss of $69.5 million or ($0.92) per share in the prior year period. Adjusted net income for fiscal 2010 was $48.5 million or $0.64 per share. This compares to an adjusted net income of $59.0 million or $0.79 per share for fiscal 2009. Refer to the attached reconciliation of net income or loss and net income or loss per share to adjusted net income or loss and adjusted net income or loss per share.

Net sales for fiscal 2010 totaled $2.7 billion as compared with $3.3 billion for the prior fiscal year. Foreign currency translation favorably impacted net sales in fiscal 2010 by approximately $27.0 million. Net sales for fiscal 2010 were negatively impacted by lead related pricing reductions resulting from lead escalator arrangements of approximately $86.6 million and approximately 18% lower unit volumes. Fiscal 2010 gross profit as a percent of net sales improved 150 basis points to 20.0% from 18.5% in the prior fiscal year primarily due to improved manufacturing efficiencies. Adjusted EBITDA for fiscal 2010 was $198.8 million versus $252.7 million in the comparable period of fiscal 2009.

As of March 31, 2010, the Company had cash and cash equivalents of $89.6 million and $124.6 million availability under its revolving bank credit facility. This compares to cash and cash equivalents of $69.5 million and $130.4 million availability under the revolving bank credit facility at March 31, 2009. Free cash flow was $14.0 million for fiscal 2010 as compared to a free cash flow of $19.4 million for fiscal 2009. Free cash flow in the current year period was in spite of spending approximately $86 million on restructuring initiatives, principally the result of two plant closures in Europe.

Segment Information for the Three and Twelve Months Ended March 31

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2010 fourth quarter were $475.0 million as compared to $418.1 million in the same period of fiscal 2009. A weaker dollar against most foreign currencies resulted in favorable currency translation impact of approximately $19.3 million. Price increases resulting from lead escalator agreements positively impacted net sales by $61.5 million in the fiscal 2010 fourth quarter as compared to the same period of fiscal 2009. Unit volumes for the combined segments were approximately 9% lower in the fiscal 2010 fourth quarter as compared to the fiscal 2009 period. Net sales for fiscal 2010 were $1.75 billion as compared to $2.0 billion for fiscal 2009.

Adjusted EBITDA for the combined Transportation segments was $60.0 million in the fiscal 2010 fourth quarter versus $18.6 million in the comparable fiscal 2009 period. Adjusted EBITDA for the Transportation segments increased in the current fiscal quarter from the prior year period primarily due to successful cost savings initiatives and higher profits from its recycling operations. Adjusted EBITDA for fiscal 2010 was $177.6 million versus $139.3 million for fiscal 2009. While fiscal 2010 Adjusted EBITDA in Transportation Americas was 4.8% lower than fiscal 2009 principally due to 18.8% lower net sales, the Company enjoyed a dramatic turn around in the Transportation Europe and Rest of World business, driven by positive mix from aftermarket share gains and solid cost reduction initiatives, including the Auxerre plant closure.

Industrial Energy Segments

Fiscal 2010 fourth quarter total net sales for the Company's combined Industrial Energy segments were $239.6 million as compared to $236.2 million in the comparable fiscal 2009 period. Unit volumes for the combined segments were approximately 2.6% lower due to continued softness in both motive power and network power channels in the fiscal 2010 fourth quarter as compared to the prior year period. Net sales were positively impacted by favorable foreign currency translation of $15.1 million and lead related price increases due to lead escalator arrangements of approximately $16.6 million over the prior year period. Net sales for fiscal 2010 were $939 million compared to $1.3 billion for fiscal 2009.

Total Adjusted EBITDA for the Industrial Energy segments in the fiscal 2010 fourth quarter totaled $6.5 million versus $30.8 million in the fiscal 2009 fourth quarter. Adjusted EBITDA for fiscal 2010 was $48.2 million versus $144.4 million in the prior year period. Adjusted EBITDA for the quarter and full year was adversely impacted by lower unit volume in both segments and by an extremely competitive pricing environment, especially in Europe. "We believe that market indicators continue to point to a firming of demand in both the Motive and Network channels," said Ulsh.

Looking Ahead

"While the global markets are far from stable, we are encouraged by what we are seeing as we look ahead to Fiscal 2011," said Ulsh. "Within both our Transportation and Industrial Energy segments, the market indicators continue to point to a firming of demand in all channels."

According to Ulsh, steadily improving gross margins, coupled with the anticipated positive market trends, the Company expects fiscal 2011 first quarter Adjusted EBITDA to be significantly higher than fiscal 2010 first quarter Adjusted EBITDA. "Looking ahead, we expect to benefit from improved operating leverage; the result of lower fixed costs and improving market trends."

As previously announced, Gordon Ulsh, Chief Executive Officer of Exide Technologies, is scheduled to retire on June 30, 2010. Earlier this year, the company retained an executive search firm to assist it in identifying Mr. Ulsh's successor. Mr. Ulsh has agreed to continue serving as Chief Executive Officer for a period currently not anticipated to extend beyond July 31, 2010 or earlier if his successor has been appointed prior to such date.

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA as a key measure of its operational financial performance. This measure is the key indicator of the Company's operational performance and excludes the nonrecurring impact of the Company's current restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. The Company's Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company's warrants liability, impairment charges and non-cash gains or losses on asset sales. Please refer to the reconciliations of net income (loss) to EBIT and Adjusted EBITDA below.

The Company calculates Adjusted Earnings Per Share by excluding from net income (loss) per diluted share certain items, such as non-cash tax valuation allowances, reorganization items related to the Company's prior bankruptcy proceedings and the non-cash gain or loss from revaluation of the Company's warrants liability. The Company also excludes the impact of restructuring and impairment charges incurred to improve its relative cost position when compared with the competition. Further, non-cash currency remeasurement gains and losses have been excluded as these are the result of financing as opposed to operating decisions. The Company believes that these measures are useful to investors and management because they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these non-operational items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities and cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

All of the foregoing non-GAAP financial measures should be used in addition to, butnot in isolation or asa substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on June 3, 2010 at 9:00 a.m. Eastern Time.

Conference call details:

Dial-in number for US/Canada: 877-296-1542
Dial-in number for international callers: 706-679-5918
Conference ID: 73234264

A telephonic replay of the conference call is available:

Dates: from 12:00 p.m. ET June, 3 2010 to 11:59 p.m. ET June 17, 2010
Domestic dial-in: 800-642-1687
International dial-in: 706-645-9291
Passcode: 73234264

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this press release may be deemed to contain "forward-looking" statements. The Company is including this cautionary statement for the express purpose of availing itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) the negative results of tax audits in the U.S. and Europe which could require the payment of significant cash taxes, (x)competitiveness of the battery markets in the Americas and Europe, (xi) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xii) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xiii) general economic conditions, (xiv) the Company's ability to successfully pass along increased material costs to its customers, and (xv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states.

The Company cautions each reader of this press release to carefully consider those factors hereinabove set forth and those factors described in the Company's annual report on Form 10-K filed on June 2, 2010. Such factors and statements have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.  We undertake no obligation to update any forward-looking statements in this press release.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Fiscal Year Ended
	March 31, 2010	March 31, 2009	March 31, 2008
	(In thousands, except per-share data)
NET SALES	$ 2,685,808	$ 3,322,332	$ 3,696,671
COST OF SALES	2,147,712	2,708,664	3,103,481
Gross profit	538,096	613,668	593,190

EXPENSES:
Selling, marketing and advertising	258,212	297,032	289,975
General and administrative	182,549	173,990	176,607
Restructuring	70,594	63,271	10,507
Other expense (income), net	(1,566)	41,264	(39,069)
Interest expense, net	59,933	72,240	85,517
Loss on early extinguishment of debt	—	—	21,342
	569,722	647,797	544,879

(Loss) income before reorganization items, and income taxes	(31,626)	(34,129)	48,311
REORGANIZATION ITEMS, NET	1,674	2,179	3,822
INCOME TAX (BENEFIT) PROVISION	(21,963)	32,173	10,886
Net (loss) income	(11,337)	(68,481)	33,603
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	477	1,041	1,544
Net (loss) income attributable to Exide Technologies	$ (11,814)	$ (69,522)	$ 32,059

(LOSS) EARNINGS PER SHARE
Basic	$ (0.16)	$ (0.92)	$ 0.47
Diluted	$ (0.16)	$ (0.92)	$ 0.46

WEIGHTED AVERAGE SHARES
Basic	75,960	75,526	68,306
Diluted	75,960	75,526	69,284
EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2010	March 31, 2009
ASSETS	(In thousands)
Current assets:
Cash and cash equivalents	$ 89,558	$ 69,505
Receivables, net of allowance for doubtful accounts of $31,274 and $28,855	488,942	497,841
Inventories	418,396	420,815
Prepaid expenses and other	16,599	17,427
Deferred financing costs, net	4,944	4,890
Deferred income taxes	24,386	33,005
Total current assets	1,042,825	1,043,483
Property, plant and equipment, net	603,160	586,261
Other assets:
Goodwill and intangibles, net	180,428	179,333
Investments in affiliates	2,156	2,048
Deferred financing costs, net	7,316	12,134
Deferred income taxes	85,613	51,272
Other	34,728	25,656
	310,241	270,443
Total assets	$ 1,956,226	$ 1,900,187
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 7,682	$ 6,977
Current maturities of long-term debt	5,241	5,048
Accounts payable	333,532	261,652
Accrued expenses	267,038	279,447
Warrants liability	336	1,143
Total current liabilities	613,829	554,267
Long-term debt	646,604	646,180
Noncurrent retirement obligations	221,248	197,403
Deferred income tax liability	23,485	30,229
Other noncurrent liabilities	103,022	130,041
Total liabilities	1,608,188	1,558,120
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 75,601 and 75,499 shares issued and outstanding	756	755
Additional paid-in capital	1,119,959	1,111,001
Accumulated deficit	(799,095)	(787,281)
Accumulated other comprehensive income	10,714	1,752
Total stockholders' equity attributable to Exide Technologies	332,334	326,227
Noncontrolling interests	15,704	15,840
Total stockholders' equity	348,038	342,067
Total liabilities and stockholders' equity	$ 1,956,226	$ 1,900,187
EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended
	March 31, 2010	March 31, 2009	March 31, 2008
Cash Flows From Operating Activities:	(In thousands)
Net (loss) income	$ (11,337)	$ (68,481)	$ 33,603
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	90,113	95,918	101,161
Unrealized (gain) loss on warrants	(807)	(7,129)	2,975
Loss (gain) on asset sales / impairments	10,002	11,744	(237)
Deferred income taxes	(28,363)	12,916	(5,435)
Provision for doubtful accounts	4,741	8,044	5,974
Non-cash stock compensation	10,747	5,696	5,465
Reorganization items, net	1,674	2,179	3,822
Amortization of deferred financing costs	5,004	5,034	4,900
Loss on early extinguishment of debt	--	--	21,342
Currency remeasurement (gain) loss	(10,239)	42,134	(40,782)
Changes in assets and liabilities --
Receivables	21,090	162,390	(43,606)
Inventories	20,128	88,739	(113,877)
Prepaid expenses and other	1,451	(1,570)	3,763
Payables	68,060	(155,958)	58,596
Accrued liabilities	(36,562)	(14,107)	7,625
Noncurrent liabilities	(23,661)	(67,004)	(46,578)
Other, net	(12,879)	(24)	2,369
Net cash provided by operating activities	109,162	120,521	1,080

Cash Flows From Investing Activities:
Capital expenditures	(96,092)	(108,914)	(56,854)
Proceeds from asset sales, net	850	7,827	7,057
Net cash used in investing activities	(95,242)	(101,087)	(49,797)

Cash Flows From Financing Activities:
(Decrease) increase in short-term borrowings	(236)	(10,438)	4,699
Payments under Senior Credit Facility	(3,005)	(2,977)	(13,176)
Common stock issuance	--	368	91,139
Increase (Decrease) in other debt	6,995	(16,394)	6,697
Increase in controlling interests in subsidiaries	(1,789)	--	--
Financing costs and other	(35)	--	(31,985)
Net cash provided by (used in) financing activities	1,930	(29,441)	57,374

Effect of Exchange Rate Changes on Cash and Cash Equivalents	4,203	(11,035)	5,679

Net Increase (Decrease) In Cash and Cash Equivalents	20,053	(21,042)	14,336
Cash and Cash Equivalents, Beginning of Period	69,505	90,547	76,211
Cash and Cash Equivalents, End of Period	$ 89,558	$ 69,505	$ 90,547

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for—
Interest	$ 47,129	$ 63,567	$ 75,234
Income taxes (net of refunds)	$ 9,954	$ 16,288	$ 18,848
EXIDE TECHNOLOGIES AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION BY SEGMENT
(In millions)

FOR THE THREE MONTHS ENDED MARCH 31, 2010

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$28.8	$14.2	$2.5	($15.6)	$10.5	$40.4
Interest expense, net	--	--	--	--	15.1	15.1
Income tax benefit	--	--	--	--	(48.5)	(48.5)

EBIT	28.8	14.2	2.5	(15.6)	(22.9)	7.0

Depreciation and amortization	7.5	5.1	2.8	5.4	1.9	22.7
Reorganization items, net	--	--	--	--	0.4	0.4
Restructuring	(0.5)	3.9	0.2	10.5	1.1	15.2
Currency remeasurement (gain) loss	(0.1)	0.3	0.2	--	6.6	7.0
Noncontrolling interest	--	--	--	--	0.2	0.2
Unrealized gain on revaluation of warrants	--	--	--	--	(0.3)	(0.3)
Loss on sale/impairment of assets	--	1.1	--	0.4	--	1.5
Other, principally non cash stock compensation expense	--	(0.3)	(0.4)	0.5	2.7	2.5

Adjusted EBITDA	$ 35.7	$ 24.3	$ 5.3	$ 1.2	$ (10.3)	$ 56.2

FOR THE THREE MONTHS ENDED MARCH 31, 2009

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$11.5	($57.9)	$5.4	$14.2	($37.6)	($64.4)

Interest expense, net	--	--	--	--	17.0	17.0
Income tax benefit	--	--	--	--	(1.0)	(1.0)

EBIT	11.5	(57.9)	5.4	14.2	(21.6)	(48.4)

Depreciation and amortization	7.2	5.0	2.6	5.5	1.8	22.1
Take Charge!	--	2.4	--	--	--	2.4
Reorganization items, net	--	--	--	--	0.9	0.9
Restructuring	2.5	38.3	0.1	2.3	0.4	43.6
Currency remeasurement loss (gain)	0.3	--	(0.2)	0.5	7.9	8.5
Noncontrolling interest	--	--	--	--	--	--
Unrealized gain on revaluation of warrants	--	--	--	--	(0.5)	(0.5)
Loss on sale/impairment of assets	1.3	8.0	0.5	0.1	--	9.9
Other, principally non cash stock compensation expense	--	--	(0.1)	(0.1)	2.1	1.9

Adjusted EBITDA	$ 22.8	$ (4.2)	$ 8.3	$ 22.5	$ (9.0)	$ 40.4
EXIDE TECHNOLOGIES AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION BY SEGMENT
(In millions)

FOR THE FISCAL YEAR ENDED MARCH 31, 2010

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$83.0	$14.9	$13.1	($45.3)	($77.5)	($11.8)
Interest expense, net	--	--	--	--	59.9	59.9
Income tax benefit	--	--	--	--	(22.0)	(22.0)

EBIT	83.0	14.9	13.1	(45.3)	(39.6)	26.1

Depreciation and amortization	28.8	20.8	10.7	22.9	6.9	90.1
Reorganization items, net	--	--	--	--	1.7	1.7
Restructuring	4.9	26.0	0.4	36.9	2.4	70.6
Currency remeasurement (gain) loss	(1.4)	(0.4)	1.2	(0.5)	(9.1)	(10.2)
Noncontrolling interest	--	--	--	--	0.5	0.5
Unrealized gain on revaluation of warrants	--	--	--	--	(0.8)	(0.8)
Loss (gain) on sale/impairment of assets	0.3	1.0	0.1	8.7	(0.1)	10.0
Other, principally non cash stock compensation expense	--	(0.3)	(0.4)	0.4	11.1	10.8

Adjusted EBITDA	$ 115.6	$ 62.0	$ 25.1	$ 23.1	$ (27.0)	$ 198.8

FOR THE FISCAL YEAR ENDED MARCH 31, 2009

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$82.7	($62.2)	$41.2	$52.8	($184.0)	($69.5)

Interest expense, net	--	--	--	--	72.2	72.2
Income tax provision	--	--	--	--	32.2	32.2

EBIT	82.7	(62.2)	41.2	52.8	(79.6)	34.9

Depreciation and amortization	30.2	24.6	9.4	24.8	6.9	95.9
Take Charge	--	3.0	--	--	--	3.0
Reorganization items, net	--	--	--	--	2.2	2.2
Restructuring	3.4	44.2	0.1	14.7	0.9	63.3
Currency remeasurement loss (gain)	3.7	0.3	(1.3)	0.5	38.9	42.1
Noncontrolling interest	--	--	--	--	1.0	1.0
Unrealized gain on revaluation of warrants	--	--	--	--	(7.1)	(7.1)
Loss on sale/impairment of assets	1.4	8.0	1.3	1.0	--	11.7
Other, principally non cash stock compensation expense	--	--	--	(0.1)	5.8	5.7

Adjusted EBITDA	$ 121.4	$ 17.9	$ 50.7	$ 93.7	$ (31.0)	$ 252.7
EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPARATIVE NET SALES AND ADJUSTED EBITDA BY SEGMENT
(In millions)

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Unallocated Corporate	Consolidated
Q4 FY2010
Net sales	$ 228.3	$ 246.8	$ 63.8	$ 175.8	$ --	$ 714.7
Adjusted EBITDA	35.7	24.3	5.3	1.2	(10.3)	56.2

Q4 FY2009
Net sales	$ 241.5	$ 176.6	$ 56.4	$ 179.8	$ --	$ 654.3
Adjusted EBITDA	22.8	(4.2)	8.3	22.5	(9.0)	40.4

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Unallocated Corporate	Consolidated
FULL YEAR FY2010
Net sales	$ 922.6	$ 824.2	$ 237.1	$ 701.9	$ --	$ 2,685.8
Adjusted EBITDA	115.6	62.0	25.1	23.1	(27.0)	198.8

FULL YEAR FY2009
Net sales	$ 1,136.6	$ 908.1	$ 287.1	$ 990.5	$ --	$ 3,322.3
Adjusted EBITDA	121.4	17.9	50.7	93.7	(31.0)	252.7
EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW
(In millions)

	FOR THE THREE MONTHS ENDED		FOR THE FISCAL YEAR ENDED
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009

Net cash provided by operating activities	$ 27.7	$ --	$ 109.2	$ 120.5

Net cash used in investing activities	(37.4)	(55.3)	(95.2)	(101.1)

Free Cash Flow	$ (9.7)	$ (55.3)	$ 14.0	$ 19.4
EXIDE TECHNOLOGIES AND SUBSIDIARIES
NON-GAAP ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
(In millions, except per share data)

	FOR THE THREE MONTHS ENDED
	March 31, 2010		March 31, 2009
	Dollars	Per Share	Dollars	Per Share

Net earnings	$ 40.4	$ 0.53	$ (64.4)	$ (0.84)

(Decreases) increases in tax valuation allowance	(21.7)	(0.29)	14.4	0.19

Reorganization items, net of tax	0.2	--	0.6	0.01

Restructuring and impairment, net of tax	15.2	0.20	51.7	0.68

Currency remeasurement loss, net of tax	3.7	0.05	5.9	0.08

Unrealized gain on revaluation of warrants	(0.3)	--	(0.5)	(0.01)

Non-GAAP Adjusted Net Income / EPS	$ 37.5	$ 0.49	$ 7.7	$ 0.11

	FOR THE FISCAL YEAR ENDED
	March 31, 2010		March 31, 2009
	Dollars	Per Share	Dollars	Per Share

Net loss	$ (11.8)	$ (0.16)	$ (69.5)	$ (0.92)

(Decreases) increases in tax valuation allowance	(9.7)	(0.12)	35.9	0.48

Reorganization items, net of tax	1.0	0.01	1.3	0.02

Restructuring and impairment, net of tax	75.8	1.00	72.0	0.95

Currency remeasurement (gain) loss, net of tax	(6.0)	(0.08)	26.4	0.35

Unrealized gain on revaluation of warrants	(0.8)	(0.01)	(7.1)	(0.09)

Non-GAAP Adjusted Net Income / EPS	$ 48.5	$ 0.64	$ 59.0	$ 0.79
CONTACT:  J.Addams & Partners, Inc.
          MEDIA CONTACTS:
          Jeannine Addams
            jfaddams@jaddams.com
          Kristin Wohlleben
            kwohlleben@jaddams.com
          404/231-1132

          Exide Technologies
          INVESTOR CONTACT:
          Carol Knies, Senior Director of Investor Relations
          678/566-9316
          carol.knies@exide.com